Exhibit 99.1

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO & Treasurer	Vice President, Marketing & Communications
(407) 650-1084	(407) 650-1205

CNL Hotels & Resorts Completes the Sale of Its Two Wyndham Hotels for
$42.5 Million;

(ORLANDO, Fla.) May 2, 2006 - CNL Hotels & Resorts, Inc., the nation’s second-largest hotel REIT, announced today that it has completed the sale of its two Wyndham hotels to an affiliate of The Blackstone Group for $42.5 million, resulting in an estimated net gain of approximately $4 million. The two properties—Wyndham Denver Tech Center (Denver) and Wyndham Billerica (Billerica, Mass.)—were previously leased by CNL Hotels & Resorts, Inc. to an affiliate of The Blackstone Group.

According to Thomas J. Hutchison III, CEO of CNL Hotels & Resorts, “The sale of the two Wyndham properties is part of our continued effort to focus primarily on luxury resorts and upper upscale properties. With lodging market fundamentals remaining favorable, completing this transaction will enable us to further actively recycle capital from non-strategic assets toward growth opportunities in our target asset classes.”

CNL Hotels & Resorts intends to use the net proceeds from the sale primarily for the previously announced acquisition of the remaining membership interests in the entity that owns the 950-room JW Marriott Desert Ridge Resort & Spa (Phoenix) and for other general corporate purposes.

About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has approximately $6.0 billion in total assets with 92 hotels and resorts across North America that operate under independent brands and corporate brands such as The Ritz-Carlton, Marriott, Hilton, Hyatt and The Waldorf=Astoria Collection. For more information, visit www.cnlhotels.com.

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Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the possible recycling of capital, use of proceeds and other statements that are not historical facts, and/or statements containing words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," “could”, "target(s)," "project(s)," "will," "believe(s)," "seek(s)," "estimate(s)" and similar expressions. These statements are based on management's current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of the Company’s control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to: change in investment philosophy; a change in the national economy and/or lodging fundamentals; the occurrence of terrorist activities or other disruptions to the travel and leisure industries; natural disasters; and such other risk factors as may be discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions of circumstances on which any statement is based.